HOME LOAN
  SERVICES
FORM OF ITEM 1123 CERTIFICATION OF SERVICER

Merrill Lynch Mortgage Investors, Inc.
250 Vesey Street
4 World Financial Center, 10th Floor
New York, New York 10080

LaSalle Bank National Association
135 South LaSalle Street
Suite 1511
Chicago, Illinois 60603
Attention:	Global Securities and Trust Services - Merrill Lynch Mortgage Investors Trust, Series 2006-FF1

Re:
Pooling and Servicing Agreement (the "Agreement"), dated as of December 1, 2006, among Merrill Lynch Mortgage Investors, Inc., as depositor, National City Home Loan Services, Inc., as servicer, and LaSalle Bank National Association, as trustee, relating to Merrill Lynch Mortgage Investors Trust, Mortgage Loan Asset-Backed Certificates, Series 2006-FF1

I, Steven A. Baranet, Vice President of Home Loan Services, Inc. f/k/a National City Home Loan Services, Inc. (the "Servicer"), hereby certify that:

    (1)     A review of the activities of the Servicer during the preceding calendar year and of the performance of the Servicer under the Agreement has been made under my supervision; and

    (2)     To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, I have specified below each such failure known to me and the nature and status thereof.

March 1, 2007

Home Loan Services, Inc.,
f/k/a National City Home Loan Services, Inc.
as Servicer

/s/ Steven A. Baranet
Steven A. Baranet
Vice President
Loan Services
P.O. Box 1838
Pittsburgh, PA 15230-1838

Home Loan Services is a subsidiary of Merrill Lynch Bank and Trust Co., FSB